As filed with the Securities and Exchange Commission on September 27, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ABN AMRO HOLDING N.V.
(Exact Name of Registrant as Specified in its Charter)

The Netherlands	Not applicable
(State of Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

Gustav Mahlerlaan 10
1082 PP Amsterdam
The Netherlands
(Address of Principal Executive Offices)

ABN AMRO Top Executive Stock Option Plan
(Full Title of the Plan)

Willie Miller Jr.	Hill Hammock
Chief Legal Officer	Chief Operating Officer
La Salle Bank Corporation	Chief Information Officer
135 South La Salle Street	La Salle Bank Corporation
Suite 3205	135 South La Salle Street
Chicago, Illinois 60603	Suite 3205
Chicago, Illinois 60603

(Telephone Number, Including Area Code, of Agents for Service)

With a copy to:

Margaret Tahyar, Esq.
Davis Polk & Wardwell
15, avenue Matignon
75008 Paris
France
011-33-1-56-59-36-00

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)(4)	Amount of Registration Fee(3)(4)
Ordinary Shares (the “Shares”), nominal value € 0.56 each(1).	4,000,000	$23.69	$94,760,000	$11,153.26

(1)	The Shares being registered hereby may be represented by the Registrant’s American Depositary Shares, evidenced by American Depositary Receipts.

(2)	Plus an indeterminate number of additional Shares which may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of computing the registration fee, based on the average of the highest and lowest official quotations of a Share on Euronext on September 22, 2005 of €19.49 and the euro/dollar Noon Buying Rate of 1.2153 on September 22, 2005, for a US Dollar price of $23.69.

(4)	Rounded up to the nearest penny.

PART 1

     The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents are incorporated herein by reference:

     (a) The Annual Report on Form 20-F of ABN AMRO Holding N.V. (“ABN AMRO”, the “Company” or the “Registrant”), filed with the Securities and Exchange Commission (the “Commission”) for the year ended December 31, 2004, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

     (b) All reports filed by ABN AMRO pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004, the date of the most recent financial statements of ABN AMRO; and

     (c) The description of ABN AMRO’s ordinary shares, nominal value €0.56 each, contained in Item 9 and Item 10 of the Company’s Form 20-F registration statement referred to in (a).

     In addition, all documents subsequently filed by ABN AMRO, and all documents subsequently filed under the ABN AMRO Top Executive Stock Option Plan (the “Plan”), pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of the filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     None

Item 6. Indemnification of Directors and Officers.

     The Articles of Association of Registrant contain no provisions under which any member of the Supervisory Board or the Managing Board or any officer is indemnified in any manner against any liability which he or she may incur in the capacity as such. However, the Articles of Association of Registrant provide that the annual accounts shall be adopted at the shareholders meeting and that the shareholders meeting shall make all decisions regarding the discharge of the members of Registrant’s Managing Board and Supervisory Board in respect of their management and supervision respectively. Under Dutch law, this discharge is not absolute and would not be effective as to any matters not disclosed to Registrant’s shareholders. Furthermore, this discharge may not set aside general rules regarding liability of the members of the Managing Board with regard to the proper fulfillment of their task.

     Certain officers and members of the Supervisory Board and the Managing Board of Registrant are, to a limited extent, insured under an insurance policy against damages resulting from their conduct when acting in their capacities as such.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit Number

4(a)	Amendment to the Articles of Association of ABN AMRO Holding N.V. dated June 9, 2005 (incorporated by reference to the Registration Statement on Form S-8 filed on August 18, 2005, File No. 333-127660).*

4(b)	Amended and Restated Deposit Agreement dated as of May 20, 1997 between ABN AMRO Holding N.V. and Morgan Guarantee Trust Company of New York (succeeded through merger by JPMorgan Chase Bank), as Depositary (incorporated by reference to the Form 20-F for the year ended December 31, 2002, File No. 001-14624).*

5	Opinion of NautaDutilh N.V.

23.1	Consent of Ernst & Young Accountants, independent auditors.

23.2	Consent of NautaDutilh N.V. (included in their opinion filed as Exhibit 5).

24	Power of Attorney (included in the signature pages hereof).

99	ABN AMRO Rules of the Top Executive Stock Option Plan.

________________________
*Incorporated by reference.

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

     (iii) To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, ABN AMRO Holding N.V., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, The Netherlands, on the 27th day of September, 2005.

ABN AMRO HOLDING N.V.
(Registrant)

By:	/s/ R.W.J. Groenink

	Name:	R.W.J. Groenink
	Title:	Chairman of the Managing Board

By:	/s/ T. de Swaan

	Name:	T. de Swaan
	Title:	Member of the Managing Board

POWER OF ATTORNEY

     Know all men by these presents, that each person whose signature appears below, constitutes and appoints Jacomien Zuidweg, Marisa Parrino, Simon Rogers and David Clifford our true and lawful attorneys-in-fact and agents, upon the action of any two of such appointees, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable ABN AMRO Holding N.V. to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed this 27th day of September, 2005 by the following persons in the following capacities.

Signature	Title

/s/ R.W.J. Groenink	Chairman of the Managing Board
(Principal Executive Officer)
R.W.J. Groenink

/s/ T. de Swaan	Member of the Managing Board
(Principal Financial Officer)
T. de Swaan

/s/ G. Zeilmaker	(Principal Accounting Officer)

G. Zeilmaker

/s/ W.G. Jiskoot	Member of the Managing Board

W.G. Jiskoot

/s/ J.Ch.L. Kuiper	Member of the Managing Board

J.Ch.L. Kuiper

Member of the Managing Board

C.H.A. Collee

Member of the Managing Board

H.Y. Scott-Barrett

AUTHORIZED REPRESENTATIVE

/s/ M. Hill Hammock

Hill Hammock as the
duly authorized representative of
ABN AMRO Holding N.V. in the United
States

Date: September 27, 2005

AUTHORIZED REPRESENTATIVE

/s/ Norman Bobins

Norman Bobins as the
duly authorized representative of
ABN AMRO Holding N.V. in the United
States

Date: September 27, 2005

EXHIBIT INDEX

Exhibit Number

4(a)	Amendment to the Articles of Association of ABN AMRO Holding N.V. dated June 9, 2005 (incorporated by reference to the Registration Statement on Form S-8 filed on August 18, 2005, File No. 333-127660).*

4(b)	Amended and Restated Deposit Agreement dated as of May 20, 1997 between ABN AMRO Holding N.V. and Morgan Guarantee Trust Company of New York (succeeded through merger by JPMorgan Chase Bank), as Depositary (incorporated by reference to the Form 20-F for the year ended December 31, 2002, File No. 001-14624).*

5	Opinion of NautaDutilh N.V.

23.1	Consent of Ernst & Young Accountants, independent auditors.

23.2	Consent of NautaDutilh N.V. (included in their opinion filed as Exhibit 5).

24	Power of Attorney (included in the signature pages hereof).

99	ABN AMRO Rules of the Top Executive Stock Option Plan.

_________________________
*Incorporated by reference.